Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 30, 2008, with respect to the financial statements and supplemental schedules included in the Annual Report of First National Bank of Chester County Retirement Savings Plan on Form 11-K/A for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Chester County Corporation on Form S-8 (File No. 33315733, effective November 7, 1996, and File No. 333107763 effective date August 8, 2003).

/s/Grant Thornton LLP

Philadelphia, Pennsylvania

December 12, 2008